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                                                                    Exhibit 14.1


                                 CODE OF ETHICS

                            SSR REALTY ADVISORS, INC.

                                 JANUARY 1, 2000
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                            SSR REALTY ADVISORS, INC.

                                 CODE OF ETHICS

A.    INTRODUCTION

      This Code of Ethics for employees of SSR Realty Advisors, Inc. ("SSR") is intended to supplement the Policy Guide for Business Conduct of the Metropolitan Life Insurance Company and Subsidiaries ("Policy Guide"). This Code of Ethics has been established to comply with the federal securities laws requirements and conform to the advisory business of SSR. It has been made available to all employees of SSR with written acknowledgment, in the Form of Appendix A, required from all directors, officers, Managing Directors and other employees and independent contractors of SSR who establish policy for SSR or pursuant to whose advice SSR is guided in particular areas of operation or who have otherwise been identified by the SSR General Counsel as being subject to this acknowledgment requirement. (Such individuals are hereinafter referred to as "Advisory Representatives".) (All SSR employees in salary grade 6 and above are deemed to be Advisory Representatives.)

      This Code of Ethics is not intended to set forth all of the legal and business requirements to which SSR and its employees may be subject. It is instead intended to set forth a basic framework of conduct that employees can follow in order for employees and SSR to adhere to the highest principles of fairness, honesty and integrity in carrying out their responsibilities to clients. In the event that there is any question concerning the requirements of the Policy Guide, the Code of Ethics or the appropriate level of conduct outlined herein, employees should contact the SSR General Counsel at (415) 678-2135.

      This Code of Ethics is divided into four parts: (1) Introduction; (2) Basic Standards of Conduct; (3) Policies on Insider Trading; and (4) Compliance Requirements of SSR.

      Capitalized terms used herein, but not defined, take on the meaning set forth in the Glossary attached hereto as Appendix B.

B.    BASIC STANDARDS OF CONDUCT

      Central to this Code of Ethics is the concept that SSR and its Advisory Representatives owe fiduciary duties to SSR's clients. As fiduciaries, Advisory Representatives must conduct themselves with honesty and integrity, bearing in mind that their conduct reflects on the reputation of SSR. Therefore, Advisory Representatives must refrain from any activity that puts their interests ahead of the interests of SSR's clients. Failure to abide by applicable law, this Code of Ethics and the Policy Guide can lead to disciplinary action, including


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      termination of employment and, if serious enough, damages in civil lawsuits or fines and imprisonment in criminal actions.

      1. Persons Subject to Code of Ethics. The principles expressed in this Code of Ethics are specifically directed to all Advisory Representatives. SSR employees and independent contractors who are not Advisory Representatives also must abide by the conduct obligations prescribed by this Code of Ethics to the extent relevant to their activities.

            Further, the principles of this Code of Ethics apply with equal force to Immediate Family Members of Advisory Representatives, regardless of their places of residence, and any other persons, whether or not related, sharing a household with an Advisory Representative.

      2. Standards of Conduct. The following are standards of conduct for Advisory Representatives:

            - Information obtained in the course of an Advisory Representative's activities for SSR, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Advisory Representative shall
                  (1) misuse Material, Non-Public Information; (2) employ any device, scheme or artifice to defraud clients of SSR; (3) make any untrue statement of a material fact to clients or potential clients of SSR or omit to state to such clients or potential clients a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading; (4) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the clients or potential clients of SSR; or (5) engage in any manipulative practice with respect to the clients or potential clients of SSR. (See also Discussion in Section C, "Policies on Insider Trading".)

            - Advisory Representatives may not use, for outside personal gain, any information obtained from their position with SSR.

            - An Advisory Representative, who knows or has reason to know that SSR or an affiliate is purchasing or selling a real estate security or a real estate investment, or actively negotiating a transaction involving a real estate security or other real estate investment, must comply with the requirements and policies set forth in Section C below relating to transactions in such investments.

            - Advisory Representatives must follow procedures to adhere to the reporting requirements, as described in Section C below, and to assist SSR to ensure that


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                  appropriate records are maintained concerning their
                  activities. Under no circumstances may any records be falsified.

            - No Advisory Representative may knowingly sell for his or her own account any real estate security or real estate investment to a client of SSR or knowingly purchase any real estate security or real estate investment from a client of SSR without first obtaining the written approval of the SSR General Counsel and the informed, written consent of the client.

            - No Advisory Representative may act as securities broker for compensation in connection with the purchase or sale of a real estate security from or to a client without first obtaining the written approval of the SSR General Counsel and the informed, written consent of the client. In no event, however, may an Advisory Representative act as broker in such a transaction if the Advisory Representative recommended the real estate security to both the buyer and the seller without first obtaining the written approval of the SSR General Counsel and the informed, written consent of both the buyer and seller.

      If you have any questions about the standards of conduct listed above, you should contact the SSR General Counsel.

C.    POLICIES ON INSIDER TRADING

      As noted above, Advisory Representatives, their Immediate Family Members and any other person sharing a household with an Advisory Representative (whether related or not) are prohibited from misusing Material, Non-Public Information. In general, such misuse includes, but is not limited to, (1) purchasing or selling a security using Material, Non-Public Information;
      (2) trading in a security for the Advisory Representative's own account, directly or indirectly, when the representative knows or has reason to know that SSR or one of its affiliates is purchasing or selling a security of or otherwise negotiating a transaction with the issuer of such security, unless prior written approval to trade in the security has been obtained from the SSR General Counsel or 15 days have elapsed since the date SSR or one of its affiliates has completed its transaction in the security with the issuer or otherwise terminated negotiations of the transaction; or (3) disclosing to any person (other than those on a "need to know" basis) Material, Non-Public Information.

      Advisory Representatives should become familiar with the definitions of "Material Information" and "Non-public Information" contained in the Glossary attached hereto as Appendix B.

      Because SSR gives advice with respect to direct real estate investments and not traditional stocks and bonds, the examples of misuse of Material, Non-Public Information noted above


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      would not generally be relevant to the reporting requirements involving
      SSR's business. Indeed, the staff of the Securities and Exchange Commission ("SEC") has provided relief from the broad recordkeeping obligations under the Investment Advisers Act of 1940, as amended ("Advisers Act"), for registered investment advisers and their personnel that advise clients on direct real estate investments. The policies outlined below are tailored to the relief set forth in Westmark Real Estate Investment Services, SEC No-Action Letter (pub. avail. July 31,
      1989) ("Westmark").

      The federal securities laws require SSR to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of Material, Non-Public Information in contravention of the federal securities laws. Set forth below are reporting procedures which will assist SSR in complying with this legal obligation.

      1. Reporting Requirements. The following, because of their duties for SSR and their access to sensitive information, are subject to the reporting requirements below: officers, assistant officers, directors, Executive Committee members (and the employees reporting directly to such members (excluding clerical and ministerial employees)), Managing Directors, Chief Operating Officer of Property Management, research and due diligence Analysts, Acquisition Directors, and Portfolio Managers of SSR and independent contractors serving like functions or any other persons otherwise identified by the SSR General Counsel as being subject to such reporting requirements. For purposes of this Section C, the foregoing persons subject to the reporting obligations herein are referred to as "Reporting Representatives". (Employees in salary grade 9 and above are deemed to be Reporting Representatives.) The reports set forth below are in addition to the Business Conduct Certificate that is required by the Policy Guide.

            - Consistent with Westmark, Reporting Representatives are required to file reports if a Reporting Representative is engaged in a transaction in any real estate securities, including without limitation REITs and real estate operating companies, or other direct real estate-related investments of the type as to which SSR renders advice (collectively, "Real Estate Investments"). Real Estate Investments shall not include investments in mutual funds or 401(k) plans.

            - Reporting Representatives must report holdings in real estate securities and other real estate investments (excluding primary residences and vacation homes), as well as such holdings of Immediate Family Members sharing a household with the Reporting Representative, at the later of the time the Reporting Representative commences employment with SSR or within 30 days of the implementation of the Code of Ethics in order to determine if any such holdings are Real Estate Investments and are subject to the periodic reporting requirements herein.


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            -     Reporting Representatives must file quarterly reports with the
                  SSR General Counsel no later than 15 calendar days after each calendar quarter in accordance with the method of reporting identified in Section 2 below. These reports must identify the Real Estate Investments of the Reporting Representative and the Immediate Family Members sharing a household with the Reporting Representative.

            - Section Reporting Representatives must provide the SSR General Counsel copies of all records showing the status of any account relating to Real Estate Investments, including, but not limited to, confirmations and securities brokerage account statements, as well as such records of Immediate Family Members sharing a household with the Reporting Representative, that identify account activity involving Real Estate Investments, and include them with each quarterly report.

            If you have any questions about the reporting requirements listed above, you should contact the SSR General Counsel.

      2.    Method of Reporting.

            2.1 Initial Reporting of Securities Holdings. The reports, which are required at the later of the commencement of employment with SSR or within 30 days of the implementation of this Code of Ethics, should be on the Form attached hereto as Appendix C.

            2.2 Quarterly Reports. Quarterly reports of account activity involving Real Estate Investments must be prepared and filed with the SSR General Counsel no later than 15 calendar days after the end of each calendar quarter. Each report must be in the form of Appendix D and contain the following information:

                                    (a) the date of the Real Estate Investment
                           transaction and, if real estate securities, the title and the number of shares (or the principal amount) of each real estate security purchased or sold;

                                    (b) the nature of the transaction (e.g.,
                           purchase or sale);

                                    (c) the price at which the transaction was
                           effected; and

                                    (d) the name of the broker, dealer or bank
                           with or through whom the transaction was effected.

                  If no account activity has occurred in a Real Estate Investment for the period, the report shall so indicate.


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            2.3   Reports of Violations. In addition to the quarterly reports required under this Section 2, Reporting Representatives shall promptly report any transaction which is, or might appear to be, in violation of this Code of Ethics.

      3. Protecting Material, Non-Public Information. All Advisory Representatives shall use due care to ensure that Material, Non-Public Information remains secure at all times and shall not divulge to any person any Material, Non-Public Information, except those on a "need to know" basis. Files containing Material, Non-Public Information should be filed in a secure area, and access to computer files containing Material, Non-Public Information should be restricted. Evidence of any tampering with the security of Material, Non-Public Information should be reported immediately to the SSR General Counsel.

      4. Penalties or Violations of the Federal Securities Laws. Under the various federal securities statutes, penalties that may be imposed for Insider Trading or other antifraud violations include civil liability for damages (treble damages could be imposed in certain cases), criminal penalties, disgorgement of profits, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses.

D.    COMPLIANCE REQUIREMENTS OF SSR

      1. Reporting Obligations of Federally-Registered Investment Advisers. SSR is registered with the SEC as an investment adviser. Its basis for registering with the SEC is as a pension consultant, as defined by Rule 203A-2(b) under the Advisers Act. As a result, SSR is not registered, nor required to be registered, with any state.

            As a registered investment adviser, SSR is subject to the following reporting obligations:

            1.1 Form ADV. Upon its initial registration and periodically thereafter, SSR is obligated to report specified information on Form ADV, the disclosure document for SEC-registered investment advisers. Each year SSR is required to review its Form ADV to ensure that all information disclosed is accurate. At a minimum, it must file in triplicate with the SEC by March 31 of each year (1) an originally-signed and notarized execution page, (2) a Schedule I, setting forth the basis on which SSR is eligible for SEC registration, and (3) an audited balance sheet attached to Schedule G to the extent that SSR has custody of client funds or securities or charges advance fees in an amount greater than $500 during the reporting period.


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                  SSR also must file amendments to its Form ADV if events cause any information in Items 1, 2, 3, 4, 5, 8, 11, 13, or 14 of
                  Part I to become inaccurate or if events cause any information in Items 9 or 10 of Part I, all of Part II (except Item 14) or all of Schedule H to become inaccurate in any material manner. SSR must promptly file such amendments by signing and notarizing three execution pages and attaching the amended items. Any other changes to the Form ADV are filed with SSR's annual filing.

            1.2 Form ADV-E. For so long as SSR maintains custody of client funds or securities, it must submit to a surprise audit by an independent public accountant and cause the accountant to file a Form ADV-E on its behalf.

                  For purposes of the foregoing, SSR has "custody" of client funds or securities if it directly or indirectly holds client funds or securities, has authority to obtain possession of them, or has the ability to appropriate them. A general power of attorney over a client's account or the ability to write checks from a client account are examples of an adviser's custody over client funds or securities. SSR generally will be deemed to have custody over client funds or securities if one of its affiliates exercises such custody.

                  It is SSR's policy to have the audit completed no later than the third quarter of each year that an audit is required. If the accounting firm has not filed the Form ADV-E and any required attachments, including the accounting firm's report, within 60 days of the completion of the surprise audit, SSR will file the Form ADV-E and any accompanying attachments on behalf of the accounting firm. The filing procedures set forth in Section 3.5 herein shall govern the method of filing.

            1.3 State Notice Filings. SSR must annually file with the California Department of Corporations (Securities Regulation Division, 980 Ninth Street, Suite 500, Sacramento, CA 95814-2725) a copy of SSR's annual Form ADV filing with the SEC. Currently, fees in connection with annual filings have been suspended until June 30, 2000 or legislation is enacted to reinstate annual notice filing fees.

      2.    Client Communications

            2.1 General. SSR and its Advisory Representatives are prohibited from making any untrue statement of material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. This general prohibition applies to any oral or written communications with clients or potential clients.


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            2.2   Advertising. Currently, SSR engages in little or no securities advertising. To the extent that any of its communications about real estate could contain securities information or advertising, the following restrictions must be observed:

                  - SSR may not advertise any testimonials regarding SSR or SSR's securities advice.

                  - SSR is prohibited from advertising past specific securities recommendations that were profitable to clients unless the Advertisement contains all recommendations made by SSR within the immediately preceding one-year period or a list of such recommendations is offered. If such a list is provided to clients or prospective clients, the following legend must appear on the first page: "It should not be assumed that recommendations made in the future will be profitable or will equal the performance of securities in this list."

                  - SSR is prohibited from stating that any graph, chart, or formula can be used by itself to determine an investment in securities.

                  - SSR is restricted in advertising the past performance of securities investments that it recommends. In securities Advertisements, SSR must disclose any past performance information net of advisory fees, unless the communication is in a private "one-on-one" presentation. (SSR has taken the position that such presentations include, without limitation, responses to RFPs and reports to investors in SSR funds.) The following conditions related to one-on-one presentations would not apply to any presentations, whether an Advertisement or in a private one-on-one presentation, where performance is presented net of advisory fees. Performance information may be presented gross of advisory fees if
                        (1) the presentation is a private and confidential communication with the client and not otherwise made via print, electronic, or other media; and (2) the Advertisement includes disclosure stating: (i) the performance figures do not include the deduction of advisory fees and, had those fees been deducted, the performance figures would have been lower; (ii) the adviser's fees are disclosed in Part II of Form ADV; and
                        (iii), if warranted based on the facts and circumstances of the presentation including, without limitation, the nature of the investor, examples of the compounding effect of the advisory fee on the performance of the account.


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                  Special procedures for advertising of pooled investment
                  vehicles: SSR provides real estate advice to pooled investment vehicles that issue securities to investors. Even though the underlying assets of such pooled vehicles are real estate, it is SSR's general policy to follow the advertising obligations set forth in the Advisers Act when advertising these pooled investment vehicles together with the performance of underlying real estate assets. Hence, because the performance returns of the underlying real estate affect the returns of the pooled investment vehicle, Advertisements of these pooled investment vehicles should follow the SEC's guidelines on performance advertising as set forth above.

            2.3 Brochure Delivery. SSR must deliver to clients Part II of its Form ADV at least 48 hours prior the time the client enters into an advisory contract with SSR, or at the time of entering into a contract with a client, if the client may terminate the contract without penalty within five (5) days of entering into the contract. Each year, SSR must provide written notice to clients that the most recently updated version of the Form ADV is available upon request.

                  Special procedures for pooled investment vehicles: SSR takes the position that the pooled investment vehicle is the "client" for purposes of its rendering of advice (Cf. 17 CFR
                  Section 275.203(b)(3)-1). Notwithstanding this position, it is the policy of SSR to provide Part II of its ADV to new subscribers to a pooled investment vehicle and offer to provide it to existing investors on an annual basis.

      3.    Custody

            3.1 Custody In General. SSR is subject to the custody requirements of the Advisers Act to the extent that it directly or indirectly holds client funds or securities, has authority to obtain possession of them, or has the ability to appropriate them. A general power of attorney or check writing ability over a client account would be deemed to be custody.

            3.2 Segregation of Client Funds and Securities. When SSR has custody over client funds or securities, it must segregate and mark all securities to clarify client ownership thereof and deposit all client funds in bank accounts containing only client funds, which bank accounts must designate SSR as agent or trustee over the account. SSR must maintain records for each client account reflecting account balances, account activity and location of the account.


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            3.3   Client Notices and Account Statements. When SSR takes custody or is deemed to take custody of client funds or securities, it must comply with the following:

                  - Unless provided in the Investment Management Agreement or similar account documentation, immediately after accepting client funds or securities, notify the client of the place where and the manner in which client funds and securities will be maintained.

                  - Provide the client written notification in the event that there is any change in the place where or the manner in which client funds or securities will be maintained.

                  - Provide, or cause to be provided, to clients quarterly account statements reflecting all account activity for the previous quarter. It is SSR's policy to provide clients quarterly credit and debit information upon request. With each quarterly financial report to a client, a legend that credit and debit information is available upon request must be included on the cover page.

            3.4 Annual Audit. SSR must ensure that, during periods when it has custody over client funds, an independent public accounting firm conducts a surprise audit of its custody functions each year to determine compliance with the custody requirements of the Advisers Act.

            3.5 Filing of Annual Audit Information. SSR shall cause the accounting firm's report to be attached to Form ADV-E and instruct the accountant to file an original and one copy of the Form ADV-E and the accountant's report with the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The accountant must file an additional copy each with the SEC's Northeast Regional Office, 7 World Trade Center, New York, NY 10048 (SEC regional office where SSR's principal office and place of business is located) and Pacific Regional Office, 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036 (SEC regional office where certain of SSR's books and records are maintained).

                  See Section 1.2 for the procedures governing the filing of Form ADV-E.

      4.    Recordkeeping

            4.1 Records. SSR must maintain books and records that are related to its securities advisory activities. The following is a general list of required records:


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                  -     Documentation concerning real estate securities
                        transactions (e.g., ledgers, securities order tickets, subscription agreements, and trade confirmations), if any.

                  - Financial records (e.g., checkbooks, bank statements, canceled checks and cash reconciliations).

                  -     Advisory agreements and powers of attorney involving
                        SSR.

                  - All calculations and source materials for calculating performance information used in Advertisements, offering documents (including any supplements thereto), or one-on-one confidential presentations involving pooled investment vehicles.

                  - Securities offering materials (including any supplements thereto) that are delivered to ten (10) or more persons.

                  - Documentation of the Real Estate Investment transactions of Reporting Representatives.

                  - Current versions of Form ADV and documentation showing delivery or offers of delivery to advisory clients or prospective clients of Part II of Form ADV.

                  - Organizational documents of SSR and merger documents of MetLife Realty Group, Inc. ("MRG") and Metric Institutional Realty Advisors, L.P. ("MIRA") with SSR, as well as related Form ADV-W's of MRG and MIRA.

                  -     Completed subscription agreements.

                  -     Custody account records.

            4.2 Preservation of Records. SSR must preserve and maintain in an easily accessible place most of the records listed above for a period of five years, the first two years of which in the White Plains or San Francisco office of SSR. Records and sources used for performance calculations must be preserved for a period of five years, the first two years of which in SSR's White Plains or San Francisco office, dating from the end of the fiscal year in which the performance figures were last used in a client presentation or an Advertisement.


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            4.3   Accessibility of Records. SSR reports to the SEC that source books and records are maintained in a location other than at the principal office and place of business of SSR. These records are kept in White Plains or San Francisco in a location providing for easy access.

      5.    Conflicts of Interest

            5.1 General. As an investment adviser, SSR has a fiduciary duty not to put its interests ahead of its clients or engage in any conduct to the detriment of its clients. In certain cases, the activities of SSR or its affiliates will lead to conflicts of interest with clients. The following sets forth the basic procedures that SSR and its Advisory Representatives must adhere to in the event that conflicts of interest develop with clients.

            5.2   Conflicts of Interest Procedures.

                  - Identify conflicts -- If an Advisory Representative believes that a course of conduct creates a conflict or the appearance of a conflict of interest with a client, he or she should contact the SSR General Counsel or SSR Counsel to seek advice.

                  - Resolve Conflicts -- Conflicts can be resolved either by not engaging in the conduct that creates the actual conflict or the appearance of a conflict or disclosing the conflict to the client and obtaining written client consent. Any disclosure and consent should be documented and maintained as part of SSR's records and overseen by the SSR General Counsel.

                  - Conflicts with Pooled Investment Vehicles -- SSR acts as adviser to several limited partnerships and other pooled investment vehicles whose general partner, managing member, or sponsor are affiliates of SSR. The relationships of SSR and its affiliates to these private investment funds and related compensation can lead to conflicts of interests. SSR must ensure that these conflicts are disclosed in its Form ADV (see Items 8D and 9), as well as in the funds' offering documents to investors.

                        Each type of conflict and affiliated transaction is governed by its own set of facts, and SSR and its Advisory Representatives will need to work with the SSR General Counsel or SSR Counsel to ensure that SSR has implemented the appropriate procedures to comply with the Advisers Act's regulations on affiliated transactions and other conflicts.


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                  -     Disclosure of Financial or Disciplinary Events -- In the
                        event that SSR experiences a financial or disciplinary event that would have a material impact on its ability to satisfy its contractual commitments or that would affect its ability to carry out its custody functions, SSR must disclose the financial or disciplinary event to existing clients promptly and prospective clients 48 hours before entering into an advisory contract with a client, or at the time of entering into the contract, if the client has the opportunity to terminate the contract without penalty within five (5) business days after entering into the contract.

      6. Performance Fees. In the event that SSR assesses performance fees for its services, those fees must be in compliance with Rule 205-3 under the Advisers Act.

            6.1 Qualified Clients. Rule 205-3 under the Advisers Act, the SEC's rule governing performance fees, requires that each separate account client (if fees are based on securities management) and/or investor in a private investment fund against which SSR assesses a performance fee be a Qualified Client. Thus, SSR may only assess performance fees to clients that satisfy one of the objective standards set forth below:

                  - Natural persons or entities that have $750,000 under the management of SSR immediately after entering into a contract with SSR or investing in a fund advised by SSR.

                  - Based upon the reasonable belief of SSR, a natural person or entity who has net worth (or joint net worth with a spouse in the case of natural person) of more than $1.5 million at the time the contract is entered into or at the time of investment into a fund advised by SSR.

                  - Based upon the reasonable belief of SSR, a natural person or entity that is a "qualified purchaser" as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended. That is, very generally, a natural person or certain types of trusts or family companies that own not less than $5 million in "investments" (securities, investment properties, etc.), trusts whose trustee(s) and settlor(s) are qualified purchasers, and other entities that own and invest on a discretionary basis not less than $25 million in "investments".

                  - Natural persons, who immediately prior to entering into a contract with SSR or investing in a fund advised by SSR, are insiders or "knowledgeable employees" of SSR. That is, the knowledgeable


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                        employee is an executive officer, director, general
                        partner, trustee or such similar person of the adviser, or an employee of SSR (other than those performing clerical and ministerial functions for SSR) who in the normal course of his or her functions participates in the investment activities of SSR and has so participated in such activities for SSR or a previous company for the previous 12 months.

            6.2. Performance Fee Provisions and Disclosure. SSR must set forth the terms of its performance fees in its advisory agreement and disclose them in its Form ADV.

      7. Solicitation Arrangements. SSR shall enter into solicitation arrangements for compensation with an Advisory Representative, a solicitor associated with an affiliate of SSR, or a third party independent of SSR only if approved by the SSR General Counsel and in satisfaction of the conditions set forth below. For purposes of the foregoing, compensation to an Advisory Representative will only refer to special compensation for solicitation activities above the normal and customary salary and bonuses paid to the Advisory Representative.

            Copies of all solicitation agreements and solicitor's statements must be maintained by SSR as part of its records.

            7.1 Solicitation Arrangements In General. SSR must observe the following general conditions prior to entering into a solicitation arrangement:

                  - SSR must remain registered as an investment adviser with the SEC.

                  - The solicitor must not be subject to a statutory disqualification. See Section 203(f); Section 203(e)(2)(A)-(D) (concerning persons, during previous ten years, who were convicted of felonies or misdemeanors); paragraphs (1), (5) or (6) of Section 203(e); and (D) person subject to orders, judgments or decrees provided for in Section 203(e)(4).

                  - The cash fee is paid pursuant to a written agreement between SSR and the solicitor.

            7.2 Solicitation Arrangements With Advisory Representatives or Solicitors

                  Associated With An Affiliate of SSR.

                  The relationship of the Advisory Representative or the solicitor associated with an affiliate of SSR must be disclosed to the client at the time of the solicitation or referral.

            7.3 Solicitation Arrangements With Third Party Solicitors Independent of SSR. The following conditions must be observed in connection with third-party solicitation arrangements:

                  - The written agreement between SSR and the solicitor must set forth the solicitation fee and describe the solicitation activities to be provided.

                  - The written agreement must contain an undertaking that states that the solicitor will agree to perform duties consistent with the instructions of SSR and the requirements of the Advisers Act.

                  - At the time of the solicitation or referral, the solicitor must provide the client a copy of the solicitor's written disclosure statement and SSR's most recent version of its Part II of Form ADV.

                  - Prior to or at the time of entering into a contract with a client that was the subject of a solicitation, SSR must receive from the client a written acknowledgment of the client's receipt of Part II of the Form ADV and solicitor's written statement.

                  - The solicitor's written disclosure statement must disclose: (i) the solicitor's name; (ii) SSR's identity;
                        (iii) the nature of the relationship of the solicitor and SSR; (iv) that the solicitor will be compensated for the solicitation and amount of compensation and other terms; and (v) differentials or amounts, if any, in addition to the advisory fees that the client's account will be assessed in connection with the solicitation arrangement.

      8. Accounts of Plans Governed by the Employee Retirement Income Security Act of 1974. SSR must take care that it complies with the Employee Retirement Income Security Act of 1974 ("ERISA") when it advises accounts or has investors that are subject to ERISA. ERISA will impose duties on SSR and its Advisory Representatives that are in addition to the duties imposed by the Advisers Act. The SSR General Counsel or SSR Counsel should be consulted any time issues arise involving transactions affecting SSR's ERISA accounts.

      9. Enforcement of the Code of Ethics. The enforcement of these rules and procedures is the responsibility of the SSR General Counsel. Any Advisory or Reporting Representative who has any questions regarding the Policy Guide, the Code of Ethics, including SSR's personal trading procedures, should consult with the SSR General Counsel, or in his absence, the SSR Counsel, and, if both are absent, the Legal Assistant.

     10. Penalties for Non-Compliance. Advisory Representatives -- whose activities violate the Policy Guide or the Code of Ethics, or who willfully fail to comply with the reporting obligations of the foregoing, or who make false reports, or who fail to cooperate fully in investigations of violations or potential violations -- are subject to disciplinary action as deemed appropriate in each case. Disciplinary action can include, but is not limited to, termination or suspension of employment.

                                                                      APPENDIX A

                            SSR REALTY ADVISORS, INC.

                                 CODE OF ETHICS

                                 ACKNOWLEDGMENT

      This Code of Ethics has been adopted by SSR Realty Advisors, Inc. ("SSR") for the purpose of setting forth SSR's internal operating policies and procedures regarding its investment advisory business. It is intended to apply to individuals associated with SSR identified therein as "Advisory Representatives".

      As an Advisory Representative, I have read and understand the Code of Ethics of SSR and, by signing below, recognize that I am subject to and agree to comply with such Code of Ethics.

-------------------------------------     --------------------------------------
Print Name                                Signature



-------------------------------------
Date

                                                                      APPENDIX B

1.    Definitions.

      1.1 "Advertisement" shall include any notice, circular, letter or other written communication addressed to more than one person, or any notice or other announcement in any publication or by radio or television, which offers (a) any analysis, report, or publication concerning securities, or which is used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (b) any graph, chart, formula or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (c) any other investment advisory service with regard to securities.

      1.2 "Advisory Representative" is the term used in the applicable regulations (Advisers Act, Rule 204-2) to describe certain associated persons of the Adviser, including independent contractors. Certain of these Advisory Representatives, because of their access to sensitive information, are covered by reporting requirements concerning real estate securities and real estate investment transactions.

      1.3 "Beneficial Ownership" or "Beneficially Owned" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. In general, a person is considered to have "beneficial ownership" of securities when that person (a) has the power to dispose of or to vote such securities, and
(b) when that person has a pecuniary (i.e., economic) interest in the securities.

      1.4 "Control", as defined in Section 2(a) (9) of the Investment Company Act of 1940, as amended, means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who Beneficially Owns, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company is presumed to control such company.

      1.5 "Immediate Family Member" means a person's spouse, children residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial Beneficial Ownership interest, unless neither such person nor any other member of his immediate family is able to Control or participate in the investment decisions of such trust or estate.

      1.6 "Insider" means any Advisory Representative, or any Immediate Family Member and any person who is in a Control relationship with SSR and who obtains information concerning real estate securities or real estate investments recommended to or to be acquired for clients or any client's Immediate Family Member. Additionally, a person is deemed an "Insider" if he or she enters into a special confidential relationship in the conduct of the affairs of an Insider and as a result is given access to Material, Non-Public Information. Examples of such insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.

      1.7 "Insider Trading" means the use of Material, Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material, Non-Public Information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

      (a) trading in any security by an Insider, while in possession of Material, Non-Public Information;

      (b) trading in a security by a person who is not an Insider, while in possession of Material, Non-Public Information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

      (c) communicating Material, Non-Public Information to any person, who then trades in a security while in possession of such information.

      ** Note: The reporting requirements designed to prevent the misuse of Material, Non-Public Information is extended to real estate investments of the type SSR recommends to clients.

      1.8 "Material Information" means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of Material Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, material real estate transactions, major litigation, liquidation problems, and extraordinary management developments.

      1.9 "Non-Public Information" means information that has not been effectively communicated to the marketplace. For example, information found in a public report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

                                                                      APPENDIX C

                            SSR REALTY ADVISORS, INC.

                                 INITIAL REPORT

To the SSR General Counsel of SSR Realty Advisors, Inc. ("SSR"):

      1. I hereby acknowledge receipt of a copy of the Code of Ethics of SSR.

      2. As of the date below, I, or an Immediate Family Member sharing a household with me, had a direct or indirect Beneficial Ownership in the following real estate securities or other real estate investments (other than personal residences or vacation homes):

    NAME OF INVESTMENT       AMOUNT OF INVESTMENT        TYPE OF INTEREST
                                                        DIRECT OR INDIRECT
--------------------------------------------------------------------------------










Date:__________________________         Signature:______________________________


                                        Print Name:_____________________________

                                        Title:__________________________________


Note: A copy of this form must be obtained at the later of the commencement of employment with SSR or within 30 days of the implementation of this Code of Ethics. See Code of Ethics for definition of capitalized terms not otherwise defined herein.

                                                                      APPENDIX D

                            SSR REALTY ADVISORS, INC.

SECURITIES TRANSACTIONS REPORT FOR THE CALENDAR QUARTER

ENDED:______________, 20___

To the Legal Department of SSR Realty Advisors, Inc. ("SSR"):

      During the quarter referred to above, the following transactions were effected in real estate securities, including without limitation securities of REITs or real estate operating companies, or other direct real estate investments that are of the type as to which SSR renders advice to clients of which I or an Immediate Family Member sharing a household with me, had, or by reason of such transactions acquired, direct or indirect, Beneficial Ownership, and which are required to be reported pursuant to SSR's Code of Ethics. IF NO SUCH TRANSACTIONS WERE EFFECTED, I HAVE WRITTEN "NONE" ACROSS THE BOXES BELOW.

      Capitalized terms used herein that are not defined take on the meaning ascribed to them in the Glossary attached as Appendix B to the Code of Ethics of SSR.


                                                                             NATURE OF                   BROKER/DEALER
                                         AMOUNT            DOLLAR           TRANSACTION                  THROUGH WHOM
  Investment           DATE OF         OF SHARES/        AMOUNT OF        (Purchase, Sale,               EFFECTED (if
                     TRANSACTION        INTERESTS       TRANSACTION            Other)          PRICE       relevant)
_______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________


   (a) I have no knowledge of the existence of any personal conflict of interest relationship which may involve SSR or a client of SSR in connection with the transaction[s] described herein;

   (b) I am in compliance with SSR's Code of Ethics; and

   (c) I have attached a true and correct copy of account statements relating to the investments required to be reported by this form and of account statements relating to previously reported investments if such investments are still held by me.

Date: ______________________________     Signature:   __________________________

                                         Print Name:  __________________________

                                         Title: ________________________________

Note: See SSR Code of Ethics for definition of capitalized terms not otherwise defined herein.